BlackRock Pennsylvania Municipal Bond Fund

FILE #811-04375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
06/20/2007	Delaware Valley Regional Finance Authority	110,000,000	10,000,000	Citigroup Global Markets Inc., Boenning & Scattergood, Inc., First American Municipals, Inc., Merrill Lynch & Co.
07/13/2007	Puerto Rico Sales Tax Financing Corp.	2,667,603,528	1,390,000

Goldman, Sachs & Co., Lehman Brothers A.G. Edwards & Sons, Inc.,Banc of America Securities LLC, BBVAPR MSD, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., First Albany Capital Inc., J.P. Morgan Securities, Inc., Loop Capital Markets, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated., Oriental Financial Services, Popular Securities, Inc., RBC Capital Markets, Samuel A. Ramirez & Co., Inc., Santander Securities, UBS Securities LLC, Wachovia Bank, National Association

12/07/2007	PUERTO RICO PUB BLDGS AUTH REV GTD	745,290,000	7,500,000

Lehman Brothers, Bear, Stearns & Co., Inc., RBC Capital Markets, Banc of America Securities LLC, BBVAPR MSD, Citi, DEPFA First Albany Securities, LLC, Goldman, Sachs & Co., JPMorgan, Loop Capital, Merrill Lynch & Co., Morgan Stanley, Oriental Financial Services, Popular Securities, Samuel A. Ramirez & Co., Inc., Santander Securities, Scotia Capital, TCM Capital, UBS Investment Bank, Wachovia Capital Markets, LLC

03/07/2008	PUERTO RICO COMWLTH AQUEDUCT & SWR	1,316,204,456	3,600,000

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc, Banc of America Securities LLC, BBVAPR MSD, DEPFA First Albany Securities LLP, Eurobank MSD, Goldman, Sachs & Co., JP Morgan, Lehman Brothers, Loop Capital Markets, Merrill Lynch & Co., Oppenheimer & Co. Inc., Oriental Financial Services, Popular Securities, RBC Capital Markets, Samuel Ramirez & Co., Santander Securities, Scotia Capital, UBS Investment Bank, Wachovia Capital Markets, LLC